EXHIBIT 7.1



FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED



TABLE OF CONTENTS


                                                                            PAGE

FINANCIAL STATEMENTS FOR THE YEAR ENDED

DECEMBER 31, 2001

         Independent Auditor's Report                                        5

         Balance Sheet                                                       7

         Statement of Operations                                             8

         Statement of Cash Flows                                             9

         Notes to Financial Statements                                      11



UNAUDITED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED

JUNE 30, 2002 AND 2001

         Balance Sheet                                                      17

         Statement of Operations                                            18

         Statement of Cash Flows                                            19

         Notes to Financial Statements                                      21


                          INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders

International Object Technology, Inc.



We have audited the accompanying balance sheet of International Object Technology, Inc. as of December 31, 2001 and the related statements of operations, retained earnings and cash flows for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Object Technology, Inc. as of December 31, 2001, and the results of operations and cash flows for the year ended December 31, 2001 in conformity with generally accepted accounting principles.



KELLY, LEE & COMPANY, LLC


Monroe Twp., New Jersey

February 11, 2002

                      INTERNATIONAL OBJECT TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001

                                                                                             December 31,
Current Assets                                                                                 2001
                                                                                            ------------
       Cash and cash equivalents                                                            $     150,681
       Accounts receivable, less allowance for doubtful accounts of $10,000                       771,892
       Work in progress                                                                            34,706
       Prepaid software licenses                                                                   30,000
       Employee cash advances                                                                       1,985
       Prepaid expenses                                                                            35,306
                                                                                            -------------
           Total Current Assets                                                                 1,024,570
                                                                                            -------------
Property and Equipment, at Cost, Net of Accumulated Depreciation                                   42,471
                                                                                            -------------
TOTAL ASSETS                                                                                $   1,067,041
                                                                                            =============

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
       Current maturities of shareholder loan                                               $      49,489
       Accounts payable                                                                            27,242
       Accrued expenses                                                                           362,629
       Corporate taxes payable - current                                                            5,300
       Corporate taxes payable - deferred                                                         192,000
                                                                                            -------------
           Total current liabilities                                                              636,660
       Deferred taxes payable - long term                                                           8,000
       Shareholder loan, Net of Current Maturities                                                225,675
                                                                                            -------------
           Total Liabilities                                                                      900,335
                                                                                            -------------
Contingencies

Stockholders' Equity
       Common stock, 18,000,000 shares authorized, 11,630,494
       shares issued and outstanding, no par value                                                 66,000
       Retained earnings                                                                          100,706
                                                                                            -------------
           Total Stockholders' Equity                                                             166,706
                                                                                            -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                  $   1,067,041
                                                                                            =============

See auditors' report and accompanying notes to financial statements.

                      INTERNATIONAL OBJECT TECHNOLOGY, INC.
                  STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2001


                                                                                               Year ended
                                                                                              December 31,
                                                                                                 2001
                                                                                            ---------------
Revenue                                                                                     $     8,156,626
                                                                                            ---------------
Direct Costs
       Payroll - consultants                                                                      4,501,773
       Payroll taxes - direct                                                                       302,197
       Contracted consultants                                                                     1,367,241
       Travel and other direct costs                                                                 21,068
                                                                                            ---------------
           Total direct costs                                                                     6,192,279
                                                                                            ---------------
Gross Profit                                                                                      1,964,347
Operating Expenses                                                                                1,797,340
                                                                                            ---------------
Income from Operations                                                                              167,007
Other Income (Expense)
       Interest Income                                                                                6,310
       Interest Expense                                                                             (31,313)
                                                                                            ---------------
           Total other income (expenses)                                                            (25,003)
                                                                                            ---------------
Income Before Taxes                                                                                 142,004
                                                                                            ---------------
Provision for Taxes
       Provision for taxes - current                                                                  5,000
       Provision for taxes - deferred                                                                43,000
       Provision for taxes - deferred: "S" Corp. Revocation                                         157,000
                                                                                            ---------------
Provision for Income Taxes                                                                          205,000
                                                                                            ---------------
Net Loss                                                                                            (62,996)
Retained earnings, beginning                                                                        163,702
                                                                                            ---------------
Retained earnings, ending                                                                   $       100,706
                                                                                            ===============

See auditors' report and accompanying notes to financial statements.

                      INTERNATIONAL OBJECT TECHNOLOGY, INC.
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                              Year ended
                                                                                             December 31,
                                                                                                 2001
                                                                                            --------------
CASH FLOWS FROM OPERATING ACTIVITIES
       Cash received from fees                                                              $   8,362,104
       Cash paid to suppliers and employees                                                    (8,241,763)
       Interest income received                                                                     6,310
       Interest expense paid                                                                      (43,505)
       Income taxes received
       Income taxes paid
                                                                                            -------------
           NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                                        83,146
                                                                                            -------------

CASH FLOWS FROM INVESTING ACTIVITIES
       Purchase of property and equipment                                                         (20,673)
       Employee cash advances repaid, net                                                          34,927
       Purchase of capital stock                                                                    1,500
       Repayment of officer advances                                                               16,575
       Advances to officer                                                                         (7,000)
                                                                                            -------------
            NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                                       25,329
                                                                                            -------------

CASH FLOWS FROM FINANCING ACTIVITIES
       Dividends paid                                                                             (20,000)
       Repayment of long-term debt                                                                (17,443)
       Repayment of credit line                                                                   (50,000)
       Net proceeds from credit line                                                                5,408
                                                                                            -------------
           NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                       (82,035)
                                                                                            -------------

INCREASE IN CASH AND CASH EQUIVALENTS                                                              26,440

CASH AND CASH EQUIVALENTS, BEGINNING                                                              124,241

                                                                                            -------------
 CASH AND CASH EQUIVALENTS, ENDING                                                          $     150,681
                                                                                            =============

See auditors' report and accompanying notes to financial statements.

                      INTERNATIONAL OBJECT TECHNOLOGY, INC.
                       STATEMENT OF CASH FLOWS (continued)
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                              Year ended
                                                                                             December 31,
                                                                                                 2001
                                                                                            -------------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
       Net Income (Loss)                                                                    $     (62,996)
                                                                                            -------------
       Adjustments to reconcile net income to net cash provided by operating activities:
       Bad debt expense                                                                            22,528
       Depreciation                                                                                10,819
       Deferred corporate taxes                                                                   200,000
       Capitalized interest expense                                                                12,608
       Stock-based compensation                                                                    33,500
       Changes in assets and liabilities
           (Increase) decrease in accounts receivable                                             178,287
           (Increase) decrease in work in progress                                                 27,191
           (Increase) decrease in employee advances                                                     0
           (Increase) decrease in prepaid expenses                                                (35,306)
           Increase (decrease) in accounts payable                                               (151,589)
           Increase (decrease) in accrued liabilities                                            (156,896)
           Increase (decrease) in corporate taxes payable - current                                 5,000
                                                                                            -------------
             TOTAL ADJUSTMENTS                                                                    146,142
                                                                                            -------------

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                                            $      83,146
                                                                                            =============

See auditors' report and accompanying notes to financial statements.

                      INTERNATIONAL OBJECT TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001


1)       NATURE OF OPERATIONS

         The Company is a privately held New Jersey corporation specializing in providing web design and data base consultants to businesses. The majority of its revenue is from short-term contracts. The Company's offices are located in Clark, NJ.



2)       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a.   CASH AND CASH EQUIVALENTS

              For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.



         b.    ACCOUNTS RECEIVABLE

               An allowance for doubtful accounts has been established for specific accounts in which the probability of collection is doubtful. Uncollectible accounts are charged against the reserve, as they are deemed worthless by management.



         c.    WORK IN PROGRESS

               Work in progress represents the amount of unbilled consulting services at the reporting date.


        d.     PROPERTY AND EQUIPMENT

               The cost of property and equipment is depreciated using the straight-line and accelerated methods over the estimated useful lives of the assets. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in earnings. Expenditures for maintenance, repairs and improvements, which do not materially extend the lives of the assets are charged to earnings.


              The major asset categories and estimated useful lives are as follows:

                       Asset                               Life
                       -----                               ----

              Computers and equipment                   3 - 5 years

              Furniture and fixtures                    5 - 7 years

e.       INCOME TAXES/FEDERAL & STATE TAXES

         Effective March 5, 2001, the Company revoked its election to be treated as an "S Corporation" under the applicable provisions of the Internal Revenue Service Code and the State of New Jersey.



f.       DEFERRED TAXES

         The Company reports its operations on the accrual basis of accounting for financial reporting and the cash basis for tax purposes. This difference along with the use of different depreciation methods and lives for financial statement purposes gives rise to deferred taxes which are accrued at statutory rates. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. The Company uses the asset and liability method of accounting for income taxes as required by Financial Accounting Standards Board Statement number 109.



g.       USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


h.       SOFTWARE TECHNOLOGY AND DEVELOPMENT COSTS

         In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, initial costs are charged to operations as research prior to the development of a detailed program design or a working model. Thereafter, the Company capitalizes the direct costs and allocated overhead associated with the development of software products. Costs incurred subsequent to the products release and research and development performed under contract are charged to operations.

         Capitalized costs are amortized over the estimated product life (60 months) on straight-line basis. Unamortized costs are carried at the lower of book value or net realizable value.



i.       CONCENTRATION OF CREDIT RISK

         The Company grants credit to its customers, primarily located throughout the United States. The Company generally does not require collateral from its customers.



j.       COMPENSATED ABSENCES

         The Company does not have a formal vacation policy.

3)       PROPERTY AND EQUIPMENT


              Description                                              Amount
              -----------                                              ------

              Computers and equipment                                  $ 42,276

              Furniture and fixtures                                     26,221
                                                                       --------

                                                                         68,498

              Less: accumulated depreciation                             26,027
                                                                       --------

              Net property and equipment                               $ 42,471
                                                                       ========


         Depreciation expense for the year ended December 31, 2001 was $10,819.



4)       CREDIT LINE

         The Company has a $450,000 Line of Credit with a bank. The credit line will mature on August 1, 2002. Interest is payable monthly at the prime rate. The loan is secured by UCC filing on corporate assets, personal guarantee of the two principal shareholders and prohibits prepayment of the shareholder's loan (See note 5).



5)       LONG-TERM SHAREHOLDER LOAN                                                Amount
                                                                                   ------

         Note payable to shareholder, due in 54 equal monthly

         installments of $5,000 including interest at 8%.  Payments commenced on July 15, 2001.  A balloon payment is due on

         December 31, 2005.  The note contains an acceleration clause in the event of a substantial change of ownership of the Company.

         The note is unsecured and is subordinated to the credit line with bank as described in Note 4.  Subsequent to the financial statement date, the note was renegotiated to a floating rate adjusted annually.

         The new rate is the short term Applicable Federal Rate (AFR).  The rate in effect for 2002 is 3.9%.  Monthly payments will continue at

         $5,000.  The balloon payment due on December 31, 2005, based

         on the current interest rate, is $96,895.                                 $305,164

         Current maturities of long-term debt                                        49,489
                                                                                  ---------

         Long-term debt, net of current maturities                                 $255,675
                                                                                  =========

         Interest expense on this obligation during the year ended December 31, 2001 was $25,165.



         The aggregate amount of long-term debt maturing over the next five years as of December 31, 2001 is as follows:

                         Year                                    Amount
                         ----                                    ------

                         2002                                   $  49,489

                         2003                                      50,932

                         2004                                      52,955

                         2005                                     151,788

                         2006                                           0

                         Thereafter                                     0
                                                                ---------

                             TOTAL                              $ 305,164
                                                                =========

6)       ACCRUED EXPENSES

         Accrued expenses consist of the following:                Amount
                                                                   ------

                         Payroll                                $  257,902

                         Payroll taxes                               4,542

                         Commissions                                55,322

                         Other                                      44,863
                                                                ----------

                             TOTAL                              $  362,629
                                                                ==========

7)       RETIREMENT PLANS

         The Company offers a salary reduction plan (401k) to their employees. The plan requires no employer contribution. A voluntary employer contribution is allowable at the employer's discretion. No employee contribution expense for the year ended December 31, 2001 was incurred.



8)       RELATED PARTY TRANSACTIONS

         The Company has a long-term note from a principal shareholder. Terms on this obligation are described in Note 5. For the year ended December 31, 2001, the note carried an interest rate of eight percent. During the year ended December 31, 2001, the Company commenced payments on this note. The Company paid principal payments of $17,443 and interest payments of $37,357, including the payment of accrued interest from the prior year of $24,800. Interest expense of $12,608 was capitalized on this note during the year ended December 31, 2001.

         During the year ended December 31, 2001, the Company received repayments and advances from its principal shareholders totaling $16,575 and advanced $7,000 to a shareholder. No interest was paid or received on these advances.

9)       COMMITMENTS

         The Company leases its facility through May 2003. The Company is also obligated for automobile and equipment leases expiring at various dates through March 2004.

         Future minimum lease payments under the non-cancelable operating lease as of December 31, 2001 are as follows:

                        Year Ended                                 Amount
                        ----------                                 ------

                    December 31, 2002                           $   40,140

                    December 31, 2003                               23,368

                    December 31, 2004                                2,847

                    December 31, 2005                                    0

                    December 31, 2006                                    0

                    Thereafter                                           0
                                                                ----------
                             TOTAL                              $   66,355
                                                                ==========

10)      PROVISION FOR INCOME TAXES

         As described in Note 2 e, the Company revoked its "S Corporation" election on March 5, 2001. The revocation of this election resulted in the recognition of Deferred Tax Liability and expense of $157,000.



         The components of the Provision for Corporate Tax balance at December 31, 2001 are as follows:

                                     Federal           State         Total
                                    -----------     -----------    -----------
Current                             $   2,000       $     3,000    $    5,000
                                    -----------     -----------    -----------
Deferred
       Current year                     30,000           13,000         43,000
       "S" Corporation revocation      125,000           32,000        157,000
                                    -----------     -----------    -----------
            Total Deferred          $  155,000      $    45,000    $   200,000
                                    -----------     -----------    -----------
                Total               $  157,000      $    48,000    $   205,000
                                    ===========     ===========    ===========


         The Company's deferred tax balance sheet accounts at December 31, 2001 are classified as follows:

                                                         Amount
                                             -------------------------------
                                              Current             Noncurrent
                                             -------------       -----------
Cash basis taxable difference                $    192,000                  -
Taxable depreciation difference                         -        $     8,000
                                             -------------       -----------
Deferred tax liability                       $     192,000       $     8,000
                                             =============       ===========

11)      CONCENTRATION OF CREDIT RISK

         The Company primarily maintains its cash balances in one financial institution. The balances are insured through the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2001, the Company's bank statement cash balances in excess of this amount were $282,038.



12)      CHANGE IN AUTHORIZED SHARES

         The Company increased the authorized shares of no par value common stock from 1,000 shares to 18,000,000 shares. This amendment was effective January 30, 2001.



13)      PURCHASE OF BUSINESS

         The Company acquired the assets of bCompliant, Inc., in exchange for 752,715 shares of the Company. The Company accounted for the acquisition on the purchase method of accounting. The acquisition was effective March 5, 2001. No intangible value was considered in the valuation of the acquired business. The asset acquired in this transaction was:


                         Prepaid Software Licenses.                    $30,000
                                                                       =======

14)      STOCK-BASED COMPENSATION

         Pursuant to the execution of the Employment Agreement with the Company's Chief Operating Officer, the Company issued 777,777 shares of stock to the employee. The expense recognized in the year ended December 31, 2001 from the issuance of stock in this transaction was $31,000.



15)      STOCK OPTIONS

         On January 27, 2001, the Company granted a strategic consultant an option to purchase 50,000 shares at $0.01 per share and 50,000 shares at the lesser of book value at the time of the exercise or $1.00 per share. These options were exercised in August 2001, at a value of $4,000. The proceeds from these options was $1,500. The Company reported a $2,500 expense from the transaction in the year ended December 31, 2001.



16)      SUBSEQUENT EVENTS

         Subsequent to the financial statement date, the Company entered into a compensation agreement with its three operating executives. The agreements define a base compensation and a quarterly incentive bonus equal to 18% (collectively) of the pre-tax net profits of the Company.

                      INTERNATIONAL OBJECT TECHNOLOGY, INC.
                            (UNAUDITED)BALANCE SHEET
                                 June 30, 2002

                                     ASSETS


                                                                                     June 30,
                                                                                       2002
Current Assets                                                                     (unaudited)
                                                                                   -----------
       Cash and cash equivalents                                                   $   159,516
       Accounts receivable, less allowance for doubtful accounts of $10,000            648,524
       Work in progress                                                                    818
       Prepaid software licenses                                                        30,000
       Employee cash advances                                                            4,985
       Prepaid expenses                                                                  3,014
                                                                                   ------------
           Total Current Assets                                                        846,857
                                                                                   -----------
Property and Equipment, at Cost, Net of Accumulated Depreciation                        33,845
                                                                                   -----------
Other Asset
       Intangible asset - self constructed software, net of Accumulated
           Amortization                                                                 11,292
                                                                                   -----------
TOTAL ASSETS                                                                       $   891,994
                                                                                   ===========

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
       Current maturities of shareholder loan                                      $    49,950
       Accounts payable                                                                 21,907
       Accrued expenses                                                                301,806
       Corporate taxes payable - current                                                25,000
       Corporate taxes payable - deferred                                              155,000
                                                                                   -----------
           Total current liabilities                                                   553,663
       Deferred taxes payable - long term                                                7,000
       Shareholder loan, Net of Current Maturities                                     230,457
                                                                                   -----------
           Total Liabilities                                                           791,120
                                                                                   -----------
Contingencies

Stockholders' Equity
       Common stock, 18,000,000 shares authorized, 11,830,494
         shares issued and outstanding, no par value                                    75,661
       Retained earnings                                                                25,213
                                                                                   -----------
           Total Stockholders' Equity                                                  100,874
                                                                                   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $   891,994
                                                                                   ===========

See accompanying notes to financial statements.

                      INTERNATIONAL OBJECT TECHNOLOGY, INC.
            (UNAUDITED)STATEMENT OF OPERATIONS AND RETAINED EARNINGS FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2001

                                                                          Six months         Six months
                                                                             ended             ended
                                                                         June 30, 2002     June 30, 2001
                                                                          (unaudited)       (unaudited)
                                                                       ---------------    --------------
Revenue                                                                $    2,815,408     $    4,670,568
                                                                       ---------------    --------------
Direct Costs
       Payroll - consultants                                                1,863,747          2,274,789
       Payroll taxes - direct                                                 157,948            182,802
       Contracted consultants                                                 141,799            903,860
       Travel and other direct costs                                                -             17,068
                                                                       --------------     --------------
           Total direct costs                                               2,163,494          3,378,519
                                                                       --------------     --------------
Gross Profit                                                                  651,914          1,292,049
Operating Expenses                                                            719,077          1,003,094
                                                                       --------------     --------------
Income from Operations                                                        (67,163)           288,955
                                                                       --------------     --------------
Other Income (Expense)
       Interest income                                                          1,597              3,158
       Interest expense                                                        (5,243)           (17,186)
       Director fees - Stock based compensation                                (9,661)                 -
                                                                       --------------     --------------
           Total other income (expenses)                                      (13,307)           (14,028)
                                                                       --------------     --------------
Income Before Taxes                                                           (80,470)           274,927
                                                                       --------------     --------------
Provision for Taxes
       Provision for taxes - current                                           33,023            159,000
       Provision for taxes - deferred                                         (38,000)           (45,000)
       Provision for taxes - deferred: "S" Corp. Revocation                         -            152,000
                                                                       --------------     --------------
Provision (Benefit) for Income Taxes                                           (4,977)           266,000
                                                                       --------------     --------------
Net Loss (Income)                                                             (75,493)             8,927
Retained earnings, beginning                                                  100,706            163,702
                                                                       --------------     --------------
Retained earnings, ending                                              $       25,213     $      172,629
                                                                       ==============     ==============

See accompanying notes to financial statements.

                      INTERNATIONAL OBJECT TECHNOLOGY, INC.
                       (UNAUDITED)STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002

                                                                                  Six months
                                                                                    ended
                                                                                June 30, 2002
                                                                                 (unaudited)
                                                                                -------------
CASH FLOWS FROM OPERATING ACTIVITIES
       Cash received from fees                                                  $   2,972,664
       Cash paid to suppliers and employees                                        (2,908,468)
       Interest income received                                                         1,597
       Interest expense paid                                                           (5,243)
       Income taxes paid                                                              (13,323)
                                                                                -------------
           NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                            47,227
                                                                                -------------

CASH FLOWS FROM INVESTING ACTIVITIES
       Disposition of fixed assets                                                      2,068
       Capitalization of self constructed software                                    (12,703)
       Repayment of officer advances                                                   10,000
       Advances to officer                                                            (13,000)
                                                                                -------------
           NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                           (13,635)
                                                                                -------------
CASH FLOWS FROM FINANCING ACTIVITIES
       Repayment of long-term debt                                                    (24,757)
                                                                                -------------
           NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                           (24,757)
                                                                                -------------

INCREASE IN CASH AND CASH EQUIVALENTS                                                   8,835

CASH AND CASH EQUIVALENTS, BEGINNING (AS CORRECTED)                                   150,681
                                                                                -------------
CASH AND CASH EQUIVALENTS, ENDING                                               $     159,516
                                                                                =============

See accompanying notes to financial statements.

                      INTERNATIONAL OBJECT TECHNOLOGY, INC.
                 (UNAUDITED)STATEMENT OF CASH FLOWS (continued)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002

                                                                                 Six months
                                                                                    ended
                                                                                June 30, 2002
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED                                (unaudited)
                                                                                -------------
BY OPERATING ACTIVITIES

       Net Loss                                                                 $    (75,493)
                                                                                ------------
       Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation & amortization                                                     7,969
       Deferred corporate taxes                                                      (38,000)
       Stock-based compensation                                                        9,661
       Changes in assets and liabilities
           (Increase) decrease in accounts receivable                                123,368
           (Increase) decrease in work in progress                                    33,888
           (Increase) decrease in prepaid expenses                                    32,292
           Increase (decrease) in accounts payable                                    (5,335)
           Increase (decrease) in accrued liabilities                                (60,823)
           Increase (decrease) in corporate taxes payable - current                   19,700
                                                                                ------------
             TOTAL ADJUSTMENTS                                                       122,720
                                                                                ------------

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                                $     47,227
                                                                                ============

See accompanying notes to financial statements.

                      INTERNATIONAL OBJECT TECHNOLOGY, INC.

                   NOTES TO (UNAUDITED) FINANCIAL STATEMENTS

                                 JUNE 30, 2002


1)       BASIS OF REPORTING

          These financial statements should be read in conjunction with International Object Technology, Inc. (the "Company") audited financial statements and related notes thereto. The accounting policies used in preparing these financial statements are the same as those described in the Company's audited financial statements and related notes thereto for the year ended December 31, 2001. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all the adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of June 30, 2002 and the results of operations for the six months ended June 30, 2002 and 2001 and cash flows for the six months ended June 30, 2002.


2)        NATURE OF OPERATIONS

         The Company is a privately held New Jersey corporation specializing in providing web design and data base consultants to businesses. The majority of its revenue is from short-term contracts. The Company's offices are located in Clark, NJ.



3)       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a.   CASH AND CASH EQUIVALENTS

              For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.



         b.   ACCOUNTS RECEIVABLE

              An allowance for doubtful accounts has been established for specific accounts in which the probability of collection is doubtful. Uncollectible accounts are charged against the reserve, as they are deemed worthless by management.



         c.   WORK IN PROGRESS

              Work in progress represents the amount of unbilled consulting services at the reporting date.



         d.   PROPERTY AND EQUIPMENT

              The cost of property and equipment is depreciated using the straight-line and accelerated methods over the estimated useful lives of the assets. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in earnings. Expenditures for maintenance, repairs and improvements, which do not materially extend the lives of the assets are charged to earnings.

              The major asset categories and estimated useful lives are as follows:



                                    Asset                           Life

                         Computers and equipment                 3 - 5 years

                         Furniture and fixtures                  5 - 7 years



         e.   INCOME TAXES/FEDERAL & STATE TAXES

              Effective March 5, 2001, the Company revoked its election to be treated as an "S Corporation" under the applicable provisions of the Internal Revenue Service Code and the State of New Jersey.



         f.   DEFERRED TAXES

              The Company reports its operations on the accrual basis of accounting for financial reporting and the cash basis for tax purposes. This difference along with the use of different depreciation methods and lives for financial statement purposes gives rise to deferred taxes which are accrued at statutory rates. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. The Company uses the asset and liability method of accounting for income taxes as required by Financial Accounting Standards Board Statement number 109.



         g.   USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



         h.   SOFTWARE TECHNOLOGY AND DEVELOPMENT COSTS

              In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, initial costs are charged to operations as research prior to the development of a detailed program design or a working model. Thereafter, the Company capitalizes the direct costs and allocated overhead associated with the development of software products. Costs incurred subsequent to the products release and research and development performed under contract are charged to operations.

              Capitalized costs are amortized over the estimated product life (60 months) on straight-line basis. Unamortized costs are carried at the lower of book value or net realizable value.

         i.   CONCENTRATION OF CREDIT RISK

              The Company grants credit to its customers, primarily located throughout the United States. The Company generally does not require collateral from its customers.


         j.   COMPENSATED ABSENCES

              The Company does not have a formal vacation policy.


4)       PROPERTY AND EQUIPMENT

              Description                                              Amount
              -----------                                              ------

              Computers and equipment                                  $41,620

              Furniture and fixtures                                    26,221
                                                                       -------

                                                                        67,841

              Less: accumulated depreciation                            33,996
                                                                       -------

              Net property and equipment                               $33,845
                                                                       =======


         Depreciation expense for the six months ended June 30, 2002 was $7,969.


5)       CREDIT LINE

         The Company has a $450,000 Line of Credit with a bank. The credit line will mature on August 1, 2002. Interest is payable monthly at the prime rate. The loan is secured by UCC filing on corporate assets, personal guarantee of the two principal shareholders and prohibits prepayment of the shareholder's loan (See note 6).

6)       LONG-TERM SHAREHOLDER LOAN                                              Amount
                                                                                 ------
         Note payable to shareholder, due in 54 equal monthly

         installments of $5,000 including interest at 8%.  Payments commenced on July 15, 2001.  A balloon payment is due on

         December 31, 2005.  The note contains an acceleration clause in the event of a substantial change of ownership of the Company.

         The note is unsecured and is subordinated to the credit line with bank as described in Note 5.  Subsequent to the financial statement date, the note was renegotiated to a floating rate adjusted annually.

         The new rate is the short term Applicable Federal Rate (AFR).  The rate in effect for 2002 is 3.9%.  Monthly payments will continue at

         $5,000.  The balloon payment due on December 31, 2005, based

         on the current interest rate, is $96,895.                              $280,407

         Current maturities of long-term debt                                     49,950
                                                                                --------
         Long-term debt, net of current maturities                              $230,457
                                                                                ========

         Interest expense on this obligation during the six months ended June 30, 2002 was $5,243.


         The aggregate amount of long-term debt maturing over the next five years as of June 30, 2002 is as follows:

                         Year                                        Amount
                         ----                                        ------

                         2002                                      $  24,732

                         2003                                         50,932

                         2004                                         52,955

                         2005                                        151,788

                         2006                                              0

                         Thereafter                                        0
                                                                   ---------
                             TOTAL                                 $ 280,407
                                                                   =========


7)       ACCRUED EXPENSES

         Accrued expenses consist of the following:                 Amount
                                                                    ------

                         Payroll                                  $  261,527

                         Commissions                                  23,897

                         Other                                        16,382
                                                                  ----------
                             TOTAL                                $  301,806
                                                                   =========


8)       RETIREMENT PLANS

         The Company offers a salary reduction plan (401k) to their employees. The plan requires no employer contribution. A voluntary employer contribution is allowable at the employer's discretion. No employee contribution expense for the six months ended June 30, 2002 was incurred.

9)       RELATED PARTY TRANSACTIONS

         The Company has a long-term note from a principal shareholder. Terms on this obligation are described in Note 6. For the six months ended June 30, 2002, the note carried an interest rate of three point nine percent. During the six months ended June 30, 2002, the Company made monthly payments of $5,000 on this note. The Company paid principal payments of $24,757 and interest payments of $5,243.

         During the six months ended June 30, 2002, the Company received repayments and advances from its principal shareholders totaling $10,000 and advanced $13,000 to a shareholder. No interest was paid or received on these advances.

10)      COMMITMENTS

         The Company leases its facility through May 2003. The Company is also obligated for automobile and equipment leases expiring at various dates through March 2004.

         Future minimum lease payments under the non-cancelable operating lease as of June 30, 2002 are as follows:

                         Year Ended                                    Amount
                         ----------                                    ------

                    December 31, 2002                                $  20,070

                    December 31, 2003                                   11,684

                    December 31, 2004                                    1,424

                    December 31, 2005                                        0

                    December 31, 2006                                        0

                    Thereafter                                               0
                                                                     ---------
                             TOTAL                                   $  33,178
                                                                     =========

11)      PROVISION FOR INCOME TAXES

         As described in Note 2 e, the Company revoked its "S Corporation" election on March 5, 2001. The revocation of this election resulted in the recognition of Deferred Tax Liability and expense of $157,000.

         The components of the Provision for Corporate Tax balance at June 30, 2002 are as follows:


                                Federal              State            Total
                              -----------       ------------      -----------
Current                       $    16,000       $    17,023       $    33,023
                              -----------       ------------      -----------
Deferred
       Current year               (33,000)           (5,000)          (38,000)
            Total Deferred    $   (33,000)      $    (5,000)      $   (38,000)
                              -----------       -----------       -----------
                Total         $   (17,000)      $    12,023       $    (4,977)
                              ===========       ===========       ===========

         The Company's deferred tax balance sheet accounts at June 30, 2002 are classified as follows:

                                                            Amount
                                            ----------------------------------
                                              Current               Noncurrent
                                            ---------               ----------
Cash basis taxable difference               $ 155,000                        -
Taxable depreciation difference                     -               $    7,000
                                            ---------               ----------
Deferred tax liability                      $ 155,000               $    7,000
                                            =========               ==========


12)      CONCENTRATION OF CREDIT RISK

         The Company primarily maintains its cash balances in one financial institution. The balances are insured through the Federal Deposit Insurance Corporation up to $100,000. At June 30, 2002, the Company's cash balances in excess of this amount were $59,516.


13)      CHANGE IN AUTHORIZED SHARES

         The Company increased the authorized shares of no par value common stock from 1,000 shares to 18,000,000 shares. This amendment was effective January 30, 2001.


14)      PURCHASE OF BUSINESS

         The Company acquired the assets of bCompliant, Inc., in exchange for 752,715 shares of the Company. The Company will account for the acquisition on the purchase method of accounting. The acquisition was effective March 5, 2001. No intangible value was considered in the valuation of the acquired business. The asset acquired in this transaction was:



             Prepaid Software Licenses.      $30,000
                                             =======